CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Prospectus and Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of the Sphere 500 Climate Fund, a series of shares of beneficial interest in Manager Directed Portfolios, filed with the Securities and Exchange Commission.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
November 10, 2022